Exhibit 99.1

BioSpecifics Technologies Corp. Announces FDA Approval of
XIAFLEX™ for Treatment of Dupuytren’s Contracture

LYNBROOK, NY – February 2, 2010 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that the U.S. Food and Drug Administration (FDA) has approved XIAFLEX™, a novel, first-in-class, orphan-designated, biologic, for the treatment of adult Dupuytren's contracture patients with a palpable cord. Dupuytren’s contracture is a debilitating disease resulting from excessive collagen deposition that causes contractures of the fingers. The Company’s partner, Auxilium Pharmaceuticals Inc., expects to launch XIAFLEX in late March, 2010.

“We believe that patients afflicted with Dupuytren’s contracture will greatly benefit from XIAFLEX, the first pharmaceutical treatment for this disabling disease. We would like to acknowledge the efforts of the scientists and clinicians who have worked with XIAFLEX over many years to usher in a new era of hope for millions of patients that suffer from this condition,” stated Thomas L. Wegman, President of BioSpecifics. “We look forward to its commercial launch and to the results of clinical trials of XIAFLEX in other indications.”

Auxilium estimates that there are 240,000 annual candidates for XIAFLEX for Dupuytren’s contracture in the US and Europe. It has stated that it expects to sell XIAFLEX in the United States through a team of approximately 100 field sales managers and representatives, reimbursement specialists and managed market account directors. In addition, a staff of 11 highly trained medical science liaisons will provide medical support for XIAFLEX. Auxilium has established a distribution network that will allow health care providers to access XIAFLEX through specialty distributors and specialty pharmacies or in the institutional setting after they have undergone training on XIAFLEX and its administration.

Auxilium plans to market XIAFLEX to physicians who are experienced in injection procedures of the hand and treatment of Dupuytren's contracture and will only provide access to XIAFLEX after physicians have attested to completion of a training program. The training program is available as a video or written manual and demonstrates proper use and administration of XIAFLEX, as well as an overview of both identified and potential risks with XIAFLEX. The FDA has required a risk evaluation and mitigation strategy (REMS) program for XIAFLEX, which consists of a communication plan and a medication guide. This REMS program is designed (1) to evaluate and mitigate known and potential risks and serious adverse events; (2) to inform healthcare providers about how to properly inject XIAFLEX and perform finger extension procedures; and, (3) to inform patients about the serious risks associated with XIAFLEX.

Pfizer, Inc., Auxilium’s marketing partner for XIAFLEX in Europe, has stated that the scientific/technical review procedure for the Marketing Authorization Approval (MAA) for XIAFLEX in Europe began in January 2010. Pfizer is responsible for marketing XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in 27 member countries of European Union and 19 other European and Eurasian countries.

About Dupuytren’s Contracture

Dupuytren’s contracture is caused by an abnormal accumulation of collagen in the palm characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the approval of XIAFLEX for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner Auxilium to achieve a successful launch of XIAFLEX for Dupuytren's in the United States, obtain regulatory approval of XIAFLEX™ in the United States for Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for Dupuytren’s contracture and Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments it may receive; the amount of earn out payments it may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under the companies’ license agreement for additional indications; the potential benefits of its existing license and development agreements; its estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended September 30, 2009 and any subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com